                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
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                                     SCHEDULE 13G

                Information Statement pursuant to Rule 13d-1 and 13d-2

                                (AMENDMENT NO.      )*



                                C.P. Clare Corporation
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                                   (NAME OF ISSUER)



                                    Common Stock
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                            (TITLE OF CLASS OF SECURITIES)



                                       12615K107
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                                    (CUSIP NUMBER)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           (CONTINUED ON FOLLOWING PAGE(S))


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CUSIP NO.                                              Page 2  of  8  Pages
 12615K107                                                 ---    ---
----------
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1 NAME OF REPORTING PERSON                06-1051282
  S.S. OR I.R.S. IDENTIFICATION NO.
   HL Investment Advisors, Inc.
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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
      (A) [    ]
      (B) [    ]
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3 SEC USE ONLY

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4 CITIZENSHIP OR PLACE OF ORGANIZATION

                 Connecticut
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                       5  SOLE VOTING POWER

NUMBER OF              --------------------------------------------------------
SHARES                 6 SHARED VOTING POWER
BENEFICIALLY                 265,200
OWNED AS OF            --------------------------------------------------------
DECEMBER 31,           7 SOLE DISPOSITIVE POWER
1996 BY EACH
REPORTING              --------------------------------------------------------
PERSON WITH            8 SHARED DISPOSITIVE POWER
                             265,200
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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
  REPORTING PERSON
                    265,200

  (Not to be construed as an admission of beneficial
  ownership)
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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
   EXCLUDES CERTAIN SHARES*       /----/
                                  /----/
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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     2.9%

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12 TYPE OF REPORTING PERSON*
          IA
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



CUSIP NO.                                         Page 3 of  8  Pages
 12615K107                                            ---   ---
 ---------

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1 NAME OF REPORTING PERSON                06-1472211
  S.S. OR I.R.S. IDENTIFICATION NO.
   Hartford Investment Financial Services Company
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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
      (A) [    ]
      (B) [    ]

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3 SEC USE ONLY


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4 CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware

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                     5 SOLE VOTING POWER
NUMBER OF
SHARES               ----------------------------------------------------------
BENEFICIALLY         6 SHARED VOTING POWER
OWNED AS OF                285,000
DECEMBER 31,         ----------------------------------------------------------
1996 BY EACH         7 SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH          ----------------------------------------------------------
                     8 SHARED DISPOSITIVE POWER
                              285,000
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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
  REPORTING PERSON
                     285,000


(Not to be construed as an admission of beneficial
ownership)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
   EXCLUDES CERTAIN SHARES*       /----/
                                  /----/
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     3.1%

-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*
          IA
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



CUSIP NO.                                         Page  4  of  8  Pages
 12615K107                                             ---    ---
 ---------

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1 NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO.
    Hartford Capital Appreciation Fund, Inc.
                                 22-2481744
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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
      (A) [    ]
      (B) [    ]
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3 SEC USE ONLY


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4 CITIZENSHIP OR PLACE OF ORGANIZATION
    Maryland

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                      5 SOLE VOTING POWER
NUMBER OF
SHARES                ---------------------------------------------------------
BENEFICIALLY          6 SHARED VOTING POWER
OWNED AS OF                  265,200
DECEMBER 31,          ---------------------------------------------------------
1996 BY EACH          7 SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH           ---------------------------------------------------------
                      8 SHARED DISPOSITIVE POWER
                             265,200
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
  REPORTING PERSON     265,200


(Not to be construed as an admission of beneficial
ownership)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
   EXCLUDES CERTAIN SHARES*       /----/
                                  /----/
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     2.9%

-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*
             IV
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

CUSIP NO.                                         Page 5 of  8 Pages
 12615K107                                            ---   ---
 ---------
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1 NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO.
    The Hartford Mutual Funds, Inc., on behalf of:
    The Hartford Capital Appreciation Fund
                                 06-1455339
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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
      (A) [    ]
      (B) [    ]
-------------------------------------------------------------------------------
3 SEC USE ONLY


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4 CITIZENSHIP OR PLACE OF ORGANIZATION
    Maryland

-------------------------------------------------------------------------------
                       5 SOLE VOTING POWER
NUMBER OF
SHARES                 --------------------------------------------------------
BENEFICIALLY           6 SHARED VOTING POWER
OWNED AS OF                   285,000
DECEMBER 31,           --------------------------------------------------------
1996 BY EACH           7 SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH            --------------------------------------------------------
                       8 SHARED DISPOSITIVE POWER
                              285,000
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
  REPORTING PERSON     285,000


(Not to be construed as an admission of beneficial
ownership)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
   EXCLUDES CERTAIN SHARES*       /----/
                                  /----/
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     3.1%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*
             IV
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

CUSIP NO.                                         Page  6  of  8 Pages
 12615K107                                             ---    ---
 ---------
Item 1(a) Name of Issuer:
               C.P. Clare Corporation

Item 1(b) Address of Issuer's Principal Executive Offices:
               78 Cherry Hill Drive
               Beverly, MA 01915

Item 2(a) Name of Person Filing:
               HL Investment Advisors, Inc.
               Hartford Investment Financial Services Company Hartford Capital Appreciation Fund, Inc.
               The Hartford Mutual Funds, Inc., on behalf of:
                    The Hartford Capital Appreciation Fund

Item 2(b) Address of Principal Business Office:
               200 Hopmeadow Street
               Simsbury, CT 06070

Item 2(c) Citizenship:
          HL Investment Advisors, Inc.-Connecticut
          Hartford Investment Financial Services Company-Delaware
          Hartford Capital Appreciation Fund, Inc.-Maryland
          The Hartford Mutual Funds, Inc., on behalf of:
               The Hartford Capital Appreciation Fund-Maryland

Item 2(d) Title of Class of Securities:
               Common Stock

Item 2(e)      CUSIP Number:
               12615K107

Item 3.   Type of Reporting Person:
          HL Investment Advisors, Inc., as a registered investment advisor Hartford Investment Financial Services Company, as a registered investment advisor
          Hartford Capital Appreciation Fund, Inc., as a registered investment management company
          The Hartford Mutual Funds, Inc., on behalf of: The Hartford Capital Appreciation Fund, as a registered investment management company

Item 4.   Ownership as of December 31, 1997:

          (a)  Amount Beneficially Owned:

               550,000 shares of common stock beneficially owned including:

                                                       Number of Shares
                                                       ----------------
          HL Investment Advisors, Inc.                      265,200
          Hartford Investment Financial Services Company    285,000
          Hartford Capital Appreciation Fund, Inc.          265,200
          The Hartford Capital Appreciation Fund            285,000

CUSIP NO.                                         Page  7 of  8  Pages
 12615K107                                             ---   ---
 ---------
          (b)  Percent of Class:      5.9%

          (c) For information on voting and dispositive power with respect to the above listed shares, see items 5-8 of cover pages.

Item 5.   Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ( )

Item 6.   Ownership of More than Five Percent on behalf of Another Person: N/A


Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company: N/A

Item 8.   Identification and Classification of Members of the Group:       N/A

Item 9.   Notice of Dissolution of Group:    N/A

Item 10.  Certification:

     By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP NO.                                         Page  8 of  8 Pages
 12615K107
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 Signature
 ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 12, 1998       HL Investment Advisors, Inc.
     --------------------  BY:  /s/ Joseph H. Gareau
                              --------------------------------
                              Joseph H. Gareau
                              President


                              Hartford Investment Financial Services Company


                           BY:  /s/ Joseph H. Gareau
                              --------------------------------
                              Joseph H. Gareau
                              Executive Vice President - Investments


                              Hartford Capital Appreciation Fund, Inc.


                           BY:  /s/ Joseph H. Gareau
                              --------------------------------
                              Joseph H. Gareau
                              President

                              The Hartford Mutual Fund, Inc., on behalf of:
                              The Hartford Capital Appreciation Fund


                           BY:  /s/ Joseph H. Gareau
                              --------------------------------
                              Joseph H. Gareau
                              President

*Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, between HL Investment Advisors, Inc., Hartford Investment Financial Services Company, Hartford Capital Appreciation Fund, Inc. and The Hartford Mutual Fund,s Inc. on behalf of: The Hartford Capital Appreciation Fund, this Schedule 13G is filed on behalf of each of them.

                                     EXHIBIT I



                                JOINT FILING AGREEMENT
                                ----------------------

     Each of the undersigned hereby agrees that the Schedule 13G filed herewith is filed jointly, pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, on behalf of each of them.

Dated:  February 12, 1998
        -----------------

                         HL Investment Advisors, Inc.


                    BY:  /s/ Joseph H. Gareau
                       --------------------------------
                         Joseph H. Gareau
                         President


                         Hartford Investment Financial Services Company


                    BY:  /s/ Joseph H. Gareau
                       --------------------------------
                         Joseph H. Gareau
                         Executive Vice President - Investments


                         Hartford Capital Appreciation Fund, Inc.


                    BY:  /s/ Joseph H. Gareau
                       --------------------------------
                         Joseph H. Gareau
                         President

                         The Hartford Mutual Funds, Inc., on behalf of: The Hartford Capital Appreciation Fund


                    BY:  /s/ Joseph H. Gareau
                       --------------------------------
                         Joseph H. Gareau
                         President